UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2015

Silver Bay Realty Trust Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 Fernbrook Lane North, Suite 210 Plymouth, MN 55447
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (952) 358-4400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2015, the Board of Directors of Silver Bay Realty Trust Corp. (the “Company”) approved grants of performance-based stock units (“PSUs”) to David Miller, Chief Executive Officer, Lawrence Shapiro, Chief Operating Officer, and Christine Battist, Chief Financial Officer, of the Company under which such executive officers may receive common stock of the Company based on the extent to which specified performance targets are met. The awards were granted based on a target number of PSUs, as follows: Mr. Miller: 60,000 PSUs, Mr. Shapiro: 30,000 PSUs, and Ms. Battist: 25,000 PSUs. The number of shares of Silver Bay common stock to be paid on the vesting date for each PSU increases and decreases based on Silver Bay’s total stockholder return (stock price appreciation plus dividends) (“TSR”) during the performance period, which begins on the day of grant and ends on the three year anniversary of the day of grant. Subject to continued employment until the end of the performance period, each of these executive officers will be eligible to receive a number of shares of common stock in an amount determined by multiplying the target number of PSUs by the TSR Multiplier determined in accordance with the following table:

Annualized TSR	TSR Multiplier(1)
6.5%	0%
8%	50%
10%	100%
12%	150%
16%	200%
______________________

(1)	To the extent the Company’s annualized TSR falls between two discrete points, linear interpolation shall be used to determine the TSR Multiplier.

Each award was granted under the Company’s 2012 Equity Incentive Plan.

In addition to the PSUs, such executive officers will receive dividend equivalent rights under which they will receive dividend equivalent right stock units on each dividend date during the performance period which will be subject to the same conditions and restrictions as the PSUs.

A form of the performance-based share unit agreement for each executive officer is attached hereto as Exhibit 10.1.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits.

Item No.	Description
10.1	Form of Performance-Based Share Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ Daniel J. Buechler_______________________
Daniel J. Buechler
General Counsel and Secretary

Date: February 19, 2015

Exhibit Index

Item No.	Description
10.1	Form of Performance-Based Share Unit Agreement.